SPECIAL MEETING OF SHAREHOLDERS PRINCOR WORLD FUND, INC.
HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis               19,340,274            281,606
    Ehrle               19,338,923            282,957
    Ferguson            19,347,163            274,717
    Gilbert             19,345,556            276,324
    Griswell            19,303,259            318,622
    Jones               19,339,920            281,960
    Keller              19,337,876            284,004
    Lukavsky            19,331,887            289,993
    Peebler             19,315,053            306,828

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         19,282,350           77,378                262,152

3.Approval of name change to Principal International Fund, Inc.

          In Favor            Opposed               Abstain

         18,903,073           404,722               314,085

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

         18,212,966           830,315               578,600